UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2013

NORTHWEST BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-33393	94-3306718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

4800 Montgomery Lane, Suite 800, Bethesda, Maryland 20814
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(240) 497-9024

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On July 31, 2013, Cognate BioServices, Inc., one of the largest stockholders of Northwest Biotherapeutics, Inc., agreed to convert an aggregate of $11.6 million in notes payable into shares of common stock of Northwest at a conversion price of $4.00 per share, which will result in the issuance of an aggregate of 2.9 million shares of common stock. The issuance of the shares is expected to occur on or before August 8, 2013. The issuance of the shares is being effected pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The conversion shares will be subject to a lock-up period of 18 months from the date of their issuance. Under the lock-up, the shares cannot be sold or traded. The conversions and lock-up are subject to a most favored nation provision with respect to terms provided to other investors.

On a going forward basis, commencing with August 2013, Northwest and Cognate agreed to establish a regular ongoing arrangement for payment of at least half of each invoice in common stock of the Company, and the remainder in cash, at $4.00 per share. The conversions are subject to a most favored nation provision with respect to terms provided to other investors. The arrangement will continue until terminated by mutual agreement.

The press release announcing the conversions is attached as Exhibit 99.1 to this report.

 Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated July 31, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: July 31, 2013	/s/ Linda Powers
Linda Powers, Chief Executive Officer and Chairman

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